Exhibit 10.14

CREDIT AGREEMENT

DATED AS OF JANUARY 31, 2013

AMONG

TRADE STREET OPERATING PARTNERSHIP, LP,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BMO HARRIS BANK N.A.,

AS ADMINISTRATIVE AGENT

BMO HARRIS BANK N.A., AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

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Section 12.7.	Sharing of Set-Off	69
Section 12.8.	Notices	69
Section 12.9.	Counterparts, Integration; Effectiveness	70
Section 12.10.	Successors and Assigns	71
Section 12.11.	Participants	71
Section 12.12.	Assignments	72
Section 12.13.	Amendments	74
Section 12.14.	Headings	75
Section 12.15.	Costs and Expenses; Indemnification	75
Section 12.16.	Set-off	76
Section 12.17.	Entire Agreement	77
Section 12.18.	Intentionally Omitted	77
Section 12.19.	Severability of Provisions	77
Section 12.20.	Excess Interest	77
Section 12.21.	Construction	78
Section 12.22.	Lender’s Obligations Several	78
Section 12.23.	Governing Law; Jurisdiction; Consent to Service of Process	78
Section 12.24.	USA Patriot Act	79
Section 12.25.	Confidentiality	79

SECTION 13.	THE GUARANTEES	80

Section 13.1.	The Guarantees	80
Section 13.2.	Guarantee Unconditional	80
Section 13.3.	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	81
Section 13.4.	Subrogation	81
Section 13.5.	Waivers	82
Section 13.6.	Limit on Recovery	82
Section 13.7.	Stay of Acceleration	82
Section 13.8.	Benefit to Guarantors	82
Section 13.9.	Guarantor Covenants	82

Signature Page		1

EXHIBIT A	—	Notice of Borrowing
EXHIBIT B	—	Notice of Continuation/Conversion
EXHIBIT C-1	—	Revolving Note
EXHIBIT C-2	—	Swing Note
EXHIBIT D	—	Compliance Certificate
Exhibit E	—	Assignment and Acceptance
EXHIBIT F	—	Additional Guarantor Supplement
EXHIBIT G	—	Commitment Amount Increase Request
EXHIBIT H	—	Borrowing Base Certificate
SCHEDULE 1	—	Commitments

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SCHEDULE 1.1	—	Initial Properties
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 6.6	—	Material Adverse Change
SCHEDULE 6.11	—	Litigation
SCHEDULE 6.12	—	Tax Returns
SCHEDULE 6.17	—	Environmental Issues
SCHEDULE 6.23	—	Maintenance and Condition
SCHEDULE 6.25	—	Significant Leases
SCHEDULE 8.7	—	Existing Liens

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CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is entered into as of January 31, 2013, by and among Trade Street Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), Trade Street Residential, Inc., a Maryland corporation (“Trade Street REIT”) and each Material Subsidiary from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO HARRIS BANK N.A., a national bank, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to a credit facility on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDIT FACILITY.

Section 1.1. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and Swing Loans at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitments of all Lenders in effect at such time and (ii) the Revolving Credit Availability as then determined and computed. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.4(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.2. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market reasonably selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.3. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted to a Eurodollar Loan shall be in an amount equal to $250,000, subject to increase to $500,000 if there are more than two (2) Lenders, or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than eight (8) Borrowings of Eurodollar Loans outstanding hereunder.

Section 1.4. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.3 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.4(a) and such Borrowing is not prepaid in accordance with Section 1.6(a), the Borrower shall be deemed to have given the notice three (3) Business Days prior to the end of the then current Interest Period and such Borrowing shall automatically be continued as a Borrowing of a Eurodollar Loan with a one (1) month Interest Period; provided that all Lenders are able to accommodate such one (1) month Interest Period and such Eurodollar Loan shall be subject to the funding indemnity set forth in Section 1.11 hereof in the event it is prepaid prior to the end of the Interest Period.

(d) Disbursement of Loans. Not later than 12:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower no later than 1:00 p.m. (Chicago time) on the date of such Borrowing as instructed by the Borrower.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 12:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, (1) such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day, and (2) the Administrative Agent shall notify the Borrower of such Lender’s failure to pay. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, promptly, and in no event later than 11:00 a.m. (Chicago time) on the date that is two (2) Business Days following such demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, which payment may be in the form of a Base Rate Loan under this Agreement, but without such payment being considered a payment or prepayment of a Loan under Section 1.9 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.5. Maturity of Loans. Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.6. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.3 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.9 hereof.

(b) Mandatory.

(i) If at any time the sum of the unpaid principal balance of the Revolving Loans and Swing Loans then outstanding shall be in excess of the Revolving Credit Availability as determined and computed, as contained in the most recent Borrowing Base Certificate delivered in accordance with Section 8.5(d) hereof, the Borrower shall promptly, and in no event later than 11:00 a.m. (Chicago time) on the date that is two (2) Business Days following such delivery, and without notice or demand pay the amount of the excess to the Administrative Agent for the account of the Lenders as a mandatory prepayment on such Obligations.

(ii) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.6(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.6(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.9 hereof.

(c) Any amount of Revolving Loans or Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.7. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, if so directed by the Administrative Agent with the consent of the Required Lenders, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect; and

(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect.

Section 1.8. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit C-1 (in the case of its Revolving Loans, a “Revolving Note” and collectively, the “Revolving Notes”) or C-2 (in the case of its Swing Loans, a “Swing Note”), as applicable (the Revolving Notes and Swing Note being herein referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Revolving Credit Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described above.

Section 1.9. Funding Indemnity. If any Lender shall incur any loss, cost or reasonable expense (including, without limitation, any loss, cost or reasonable expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 1.6(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or reasonable expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or reasonable expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably determined absent manifest error.

Section 1.10. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and Swing Loans then outstanding. Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) Any termination of the Commitments pursuant to this Section 1.10 may not be reinstated.

Section 1.11. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 12.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 12.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its reasonable expense, any such Affected Lender to assign, at par, without recourse (other than with respect to claims or Liens arising by, through or under such Affected Lender), all of its interest, rights, and obligations hereunder (including all of its Commitments and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.9 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 12.12 hereof (provided any reimbursable expenses due thereunder shall be paid by the Borrower and any assignment fees shall be waived).

Section 1.12. Defaulting Lenders . (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.13 hereof.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lender; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and participations in Swing Loans are held by the Lenders pro rata in accordance with their Revolver Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 1.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the

Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolver Percentages (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 hereof are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate Revolving Loans and interests in Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, prepay Swing Loans in an amount equal to the Swing Lender’s Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and Swing Loans to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans. So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan.

Section 1.13. Increase in Revolving Credit Commitments. The Borrower may, from time to time, on any Business Day prior to the Revolving Credit Termination Date, increase the aggregate amount of the Revolving Credit Commitments by delivering a commitment amount increase request substantially in the form attached hereto as Exhibit G or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying one or more additional Lenders (or additional Revolving Credit Commitments for existing Lender(s) or by a combination of existing Lenders and additional Lenders) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) the aggregate amount of the Revolving Credit Commitments shall not be incurred to an amount in excess of $80,000,000, (ii) any Commitment Amount Increase shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase and (iv) all representations and warranties contained in Section 6 hereof shall be true and correct at the time of such request and on the effective date of such Commitment Amount Increase. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Revolver Percentage of Revolving Loans. It shall be a condition to such effectiveness that (i) if any Eurodollar Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.8 hereof and (ii) the Borrower shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 1.9 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase and arrangement fees related thereto as agreed upon in writing between Administrative Agent and the Borrower, if any. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

Section 1.14. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its sole discretion, make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, that if the Swing Line Lender declines to make a Swing Loan, the Borrower shall be deemed to have requested a Borrowing of a Base Rate Loan under Section 1.4 hereof in the amount of such requested Swing Loan. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such

Swing Loan. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrower shall be deposited or otherwise wire transferred as instructed by the Borrower to the Administrative Agent, and the Swing Line Lender. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d) Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.14(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

SECTION 2. FEES.

Section 2.1. Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at a rate per annum equal to (x) 0.25% if the average daily Unused Revolving Credit Commitments are less than 50% of the Revolving Credit Commitments then in effect and (y) 0.35% if the average daily Unused Revolving Credit Commitments are equal to or greater than 50% of the Revolving Credit Commitments then in effect (computed on the basis of a year of 360 days and the actual number of days elapsed) and determined based on the average daily Unused Revolving Credit Commitments during such previous quarter. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be calculated and paid on the date of such termination. Any such commitment fee for the first quarter following Closing Date shall be prorated according to the number of days this Agreement was in effect during such quarter.

(b) Administrative Agent and Other Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit and for the benefit of the Lenders, as applicable, the fees agreed to between the Administrative Agent and the Borrower in an engagement letter dated October 31, 2012, or as otherwise agreed to in writing between them.

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Revolving Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such

Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.6(b) hereof), all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of Swing Loans, both for principal and accrued but unpaid interest;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Revolving Loans, and Hedging Liability, the aggregate amount paid to the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries evidenced by the Loan Documents (including, without limitation, Bank Product Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 4. GUARANTIES AND COLLATERAL.

Section 4.1. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Bank Product Obligations shall at all times be guaranteed by each Material Subsidiary of the Borrower pursuant to Section 13 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Material Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

Section 4.2. Further Assurances. In the event the Borrower or any Guarantor forms or acquires any other Material Subsidiary after the date hereof, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Material Subsidiary to execute a Guaranty or an Additional Guarantor Supplement in the form of Exhibit F attached hereto (the “Additional Guarantor Supplement”) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Material Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.3. Collateral. The obligations of Borrower under the Loan Documents shall be secured by a perfected first priority security interest to be held by the Administrative Agent for the benefit of the Lenders on the Eligible Properties and by a perfected first priority security interest in each Eligible Property Operating Account. The Mortgage on the Initial Property shall be executed and delivered not later than the date of the Agreement. Borrower shall also provide to the Administrative Agent not later than the date of the Agreement with respect to the Initial Property and not later than the date any additional Eligible Property is included in the Borrowing Base Value with respect to each additional Eligible Property, an Appraisal, a rent roll, leasing activity reports, form of lease, operating statements, property condition report, insurance certificates, lender’s title insurance policies with such endorsements as may be reasonably requested by Administrative Agent, surveys (which if no material changes to the improvements thereon have occurred, may be older surveys accompanied by an affidavit of no change from the Borrower), evidence that the Eligible Property is not in a flood zone, environmental assessments, a written opinion of the Borrower’s counsel addressed to the Administrative Agent and Lenders in a form reasonably satisfactory to the Administrative Agent regarding any new Mortgage and such other due diligence materials as the Administrative Agent shall reasonably require for each Eligible Property (the “Required Diligence”). Borrower shall pay for all Appraisals, title policies, surveys, environmental assessments and other Required Diligence required hereunder. Borrower shall, or shall cause its Material Subsidiaries to, deposit all income from an Eligible Property into the applicable Eligible Property Operating Account. Prior to the occurrence of a Default or Event of Default, Borrower and the Material Subsidiaries may withdraw funds from the Eligible Property Operating Accounts. All Eligible Property Operating Accounts shall be opened and maintained with the Administrative Agent.

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Additional Guarantor Supplement” is defined in Section 4.2 hereof.

“Adjusted EBITDA” means EBITDA minus the Annual Capital Expenditure Reserve.

“Adjusted LIBOR” is defined in Section 1.2(b) hereof.

“Administrative Agent” means BMO Harris Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.11 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 15% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 15% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Annual Capital Expenditure Reserve” means an amount equal to the product of (i) $250 multiplied by (ii) the number of units in multifamily residential properties owned by the Borrower and its Subsidiaries.

“Applicable Margin” means until the first Pricing Date, the rates per annum shown opposite Level IV below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL INDEBTEDNESS TO TOTAL ASSET VALUE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS SHALL BE:
I	Less than 0.55 to 1.00	1.50%	2.50%

II	Less than 0.60 to 1.00, but equal to or greater than 0.55 to 1.00	1.75%	2.75%

III	Less than 0.65 to 1.00, but equal to or greater than 0.60 to 1.00	2.00%	3.00%

IV	Equal to or greater than 0.65 to 1.00	2.25%	3.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2013, the date on which the Administrative Agent is in receipt of the Borrower’s most recent Compliance Certificate and financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Indebtedness to Total Asset Value Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its Compliance Certificate and financial statements by the date the Compliance Certificate and financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, then until such Compliance Certificate and financial statements and/or audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrower subsequently delivers such Compliance Certificate and financial statements before the next Pricing Date, the Applicable Margin established by such late delivered Compliance Certificate and financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such Compliance Certificate and financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive, absent manifest error, and binding on the Borrower and the Lenders if reasonably determined. The parties understand that the Applicable Margin set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Administrative Agent, the Lenders and Swing Line Lender by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, the Lenders and Swing Line Lender , and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such Applicable Margin for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay within five (5) Business Days of receipt of such written notice such additional interest or fees due to the Administrative Agent, for the account of each Lender holding Commitments and Loans at the time the additional interest and fee payment is received. Any recalculation of the Applicable Margin required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Lender’s or the Swing Line Lender’s other rights under this Agreement.

“Appraisal” means an appraisal of an Eligible Property performed by an appraiser acceptable to the Administrative Agent according to FIRREA standards.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assets Under Development” means any real property under construction (excluding any completed Property under minor renovation and any Property that is substantially completed with an Occupancy Rate of at least seventy-five percent (75%)).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bank Products” means each and any of the following bank products and services provided to the Borrower, Trade Street REIT or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” of the Borrower, Trade Street REIT and the Subsidiaries means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Bankruptcy Event” means, with respect to any Person, any event of the type described in clause (j) or (k) of Section 9.1 hereof with respect to such Person.

“Base Rate” is defined in Section 1.2(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Revolver Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof.

Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.17 hereof.

“Borrowing Base” means, at any date of its determination, an amount equal to the lesser of (A) 80% of the Borrowing Base Value of all Eligible Properties on such date on or prior to December 31, 2013 and 65% of the Borrowing Base Value of all Eligible Properties on such date after December 31, 2013 and (B) the Debt Service Coverage Amount of all Eligible Properties on such date.

“Borrowing Base Certificate” means the certificate in the form of Exhibit H hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Sections 7.2(j), 7.3 and 8.5 hereof.

“Borrowing Base Determination Date” means each date on which the Borrowing Base is certified in writing to the Administrative Agent, as follows:

(a) Quarterly. As of the last day of each Fiscal Quarter.

(b) Property Adjustments. Following each addition or deletion of an Eligible Property, the Borrowing Base Value shall be adjusted accordingly.

“Borrowing Base NOI” means for the most recent Fiscal Quarter then ended computed on an annualized basis, the aggregate Property NOI attributable to the Eligible Properties.

“Borrowing Base Requirements” means at all times after December 31, 2013 with respect to the calculation of the Borrowing Base, collectively that (a) such calculation shall be based on no less than four (4) Eligible Properties; (b) the Borrowing Base Value shall be equal to or in excess of $75,000,000; and (c) no more than 35% of the Borrowing Base Value may be comprised of any one Eligible Property.

“Borrowing Base Value” means, as at any date of its determination, an amount equal to the sum of (a) for all Eligible Properties owned for more than twelve (12) months and included in the Borrowing Base for more than twelve (12) months, the quotient of (i) the Borrowing Base NOI divided by (ii) the Capitalization Rate plus (b) for all Eligible Properties owned for more than twelve (12) months but included in the Borrowing Base for less than twelve (12) months the “as-is” appraised value set forth in a current Appraisal plus (c) for all Eligible Properties owned for twelve (12) months or less, the lesser of (i) the “as-is” appraised value set forth in a current Appraisal and (ii) the book value (as defined by GAAP) of any such Eligible Property; provided that Borrowing Base Value shall be reduced by excluding any value attributable to an Eligible Property that exceeds the concentration limit set forth in clause (c) of the definition of Borrowing Base Requirements. In addition, in the case of any Eligible Property where the maximum principal liability of the applicable Guarantor owning such Eligible Property has been limited in the applicable Mortgage due to mortgage tax, the amount of Borrowing Base Value attributable to such Eligible Property shall not exceed such stated maximum principal liability. The determination of whether an Appraisal is current shall be made by the Administrative Agent.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalization Rate” means 7% for multifamily residential Properties.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cause” shall mean that the Person has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his duties to Trade Street REIT (in any case, other than by reason of a disability, physical or mental illness or analogous condition); (b) been convicted of or pled guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (c) materially breached any material Trade Street REIT policy or agreement with Trade Street REIT.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, other than acquisitions of such interests by any party who is an officer or director of the Borrower as of the Closing Date, (b) the failure of individuals who are members of the board of directors (or similar governing body) of Trade Street REIT on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of Trade Street REIT, (c) the failure of Trade Street REIT to own (x) 100% of the equity interests of Trade Street OP GP, LLC, a Delaware limited liability company and the general partner of the Borrower, and (y) 50% of the equity interests of the Borrower, (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Borrower, Trade Street REIT or any Subsidiary shall occur or (e) termination of the chief executive officer of Trade Street REIT without Cause, unless such terminated chief executive officer is replaced within a reasonable period of time.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Compliance Certificate” is defined in Section 8.5 hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Debt Service Coverage Amount” means the principal amount of a loan that would be serviced by the Borrowing Base NOI for the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 8.5 hereof computed on an annualized basis at a debt service coverage ratio of 1.25 to 1.00 for the period through December 31, 2013 and thereafter a debt service coverage ratio of 1.35 to 1.00 with interest and principal payments (in each case assuming a 30-year amortization) at the greater of (i) 6.00% per annum, (ii) a Eurodollar Loan with an Interest Period of one (1) month (including the Applicable Margin) and (iii) the 10-year treasury rate on the last day of such period plus 3.0%; provided that Borrowing Base NOI shall be reduced by excluding any Property NOI attributable to Eligible Properties that exceed the concentration limits set forth in clause (c) of the definition of Borrowing Base Requirements.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors,

moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions form time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 1.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.14(b)) upon delivery of written notice of such determination to the Borrower, the Swing Line Lender and each Lender.

“Dividends” means any dividend paid (or declared and then payable), as the case may be, in cash on any equity security issued by the Borrower.

“EBITDA” means, for the most recent Fiscal Quarter then ended computed on an annualized basis, determined on a consolidated basis of the Borrower and its Subsidiaries, in accordance with GAAP, the sum of net income (or loss) plus: (i) depreciation and amortization expense, to the extent included as an expense in the calculation of net income (or loss); (ii) Interest Expense; (iii) income tax expense, to the extent included as an expense in the calculation of net income (or loss); (iv) extraordinary, unrealized or non-recurring losses, including impairment charges, minus: (v) extraordinary, unrealized or non-recurring gains, including the sale or write-up of assets; and (vi) income tax benefits.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries or any Defaulting Lender.

“Eligible Property” means any Property owned by the Borrower or a Guarantor which satisfies the following conditions which would permit such Property’s value to be included in the Borrowing Base Value and which is pledged as Collateral pursuant to the terms hereof:

(a) Is real property one hundred percent (100%) owned in fee simple, individually or collectively, by the Borrower or any Guarantor;

(b) Is a Property located in the contiguous United States;

(c) If such Property is owned by the Borrower, (i) neither the Borrower’s beneficial ownership interest in such Property nor the Property is subject to any Lien (other than certain Permitted Liens or Liens in favor of the Administrative Agent) or to any negative pledge and (ii) the Borrower has the unilateral right to sell, transfer or otherwise dispose of such Property and to create a Lien on such Property as security for Indebtedness for Borrowed Money;

(d) If such Property is owned by a Material Subsidiary, (i) neither the Borrower’s beneficial ownership interest in such Material Subsidiary nor the Property is subject to any Lien (other than certain Permitted Liens or Liens in favor of the Administrative Agent) or to any negative pledge, (ii) the Material Subsidiary has the unilateral right to sell, transfer or otherwise dispose of such Property and to create a Lien on such Property as security for Indebtedness for Borrowed Money, and (iii) the Material Subsidiary has provided an Additional Guarantor Supplement or other Guaranty to the Administrative Agent pursuant to Section 4.2 hereof;

(e) The Property must have an Occupancy Rate of at least 85%; provided that an individual Eligible Property may have an Occupancy Rate of less than 85% for up to six (6) continuous months if the weighted average Occupancy Rate of all Eligible Properties is equal to or greater than 85% during such six (6) month period;

(f) The Administrative Agent shall have received to the extent requested historic operating statements for such Property for the previous three (3) years, if available, and historic rent rolls for such Property for the previous one (1) year, if available;

(g) That such Property, based on the Borrower’s or any Material Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property;

(h) For each such Property, the Borrower, to the extent not previously provided, shall have delivered to the Administrative Agent a copy, certified as true and correct by the Borrower, of each of the following: if the Property Owner is not the Borrower, the Property Owner’s articles of incorporation, by-laws, partnership agreements, operating agreements, as applicable, and certificates of existence, good standing and authority to do business from each appropriate state authority, and partnership, corporate or limited liability company, as applicable, authorizations authorizing the execution, delivery and performance of the Additional Guarantor Supplement all certified to be true and complete by a duly authorized officer of such Property Owner;

(i) The Property is not an Asset Under Development or a Land Asset;

(j) The Property is encumbered by a Mortgage in favor of the Administrative Agent for the benefit of the Lenders and the applicable Eligible Property Operating Account is encumbered by a Security Agreement re: Operating Account in favor of the Administrative Agent for the benefit of the Lenders; and

(k) The Administrative Agent has received the Required Diligence for the Property.

“Eligible Property Operating Account” means a bank account in the name of the Material Subsidiary that owns an Eligible Property opened and maintained with the Administrative Agent for each Eligible Property.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation,

management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 1.13 hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 12.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.1(b) or Section 12.1(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“FIRREA” means the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and all regulations promulgated pursuant thereto.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Fixed Charges” means, for the applicable Fiscal Quarter computed on an annualized basis, (a) Interest Expense, plus (b) scheduled principal amortization paid on Total Indebtedness (exclusive of any balloon payments or prepayments of principal paid on such Total Indebtedness), plus (c) Preferred Dividends for such Fiscal Quarter computed on an annualized basis plus (d) all income taxes (federal, state and local) paid by Borrower during such Fiscal Quarter computed on an annualized basis.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds from Operations” means with respect to the Borrower and its Subsidiaries for any period, on a consolidated basis (and in accordance with the standards established by the Board of Governors of NAREIT in its March 1995 White Paper, as amended in November 1999 and April 2000 and as otherwise may be clarified or amended from time to time, unless otherwise approved by the Administrative Agent, such approval not to be unreasonably withheld), net income, excluding to the extent included to arrive at net income: (i) gains (or losses) from sales of property and extraordinary and unusual items, (ii) depreciation and amortization, and (iii) expenses (not otherwise capitalized) associated with the upfront costs of acquisitions. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” are defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” are defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower, Trade Street REIT or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower, Trade Street REIT or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any similar interest rate, currency or commodity hedging arrangement.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Property” means the Property listed on Schedule 1.1.

“Interest Expense” means, with respect to a Person for any period of time, the interest expense whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period. Interest Expense shall exclude any amortization of (i) deferred financing fees, including the write-off such fees relating to the early retirement of such related

Indebtedness for Borrowed Money, and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the Revolving Credit Termination Date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter, (c) with respect to any Swing Loan, the last day of each calendar month and (d) with respect to any Eurodollar Loan or Base Rate Loan (including Swing Loans), the Revolving Credit Termination Date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending one (1), two (2), three (3), or six (6) months thereafter, provided, however, that:

(i) no Interest Period shall extend beyond the Revolving Credit Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Land Assets” means any real property which is not an Asset Under Development and on which no significant improvements have been constructed.

“Lease” means each existing or future lease, sublease, license, or other agreement under the terms of which any Person has or acquires any right to occupy or use any Property of the Borrower or any Subsidiary, or any part thereof, or interest therein, as the same may be amended, supplemented or modified.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes BMO Harris Bank N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“LIBOR Index Rate” is defined in Section 1.4(b) hereof.

“LIBOR Quoted Rate” is defined in Section 1.4(a) hereof.

“LIBOR01 Page” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan Documents” means this Agreement, the Notes (if any), the Mortgages, the Security Agreements re: Operating Account the Guaranties, if any, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan” means any Revolving Loan or Swing Loan whether outstanding as a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of Trade Street REIT or the Borrower or of Trade Street REIT, the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Trade Street REIT, the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Subsidiary” means, each Subsidiary that owns an Eligible Property included in the Borrowing Base Value.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“Mortgages” shall mean first priority, recorded mortgages or deeds of trust encumbering the Eligible Properties, executed in each case by the Borrower or a Guarantor and securing the Obligations in form and substance reasonably satisfactory to the Administrative Agent, to be executed, delivered and recorded as provided herein.

“Note” and “Notes” are defined in Section 1.10 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Occupancy Rate” means for any Property, the percentage of the rentable area of such Property occupied by bona fide Tenants of such Property or leased by such Tenants pursuant to bona fide Leases, in each case, which Tenants are not more than 60 days in arrears on base rental or other similar payments due under the Leases.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.13(c) hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.13 hereof).

“Patriot Act” is defined in Section 7.2(o) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Liens” means each of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that, in the aggregate, do not materially and adversely affect the value of such property or the use of such property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Borrower or any Subsidiary as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than twenty (20) days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; (h) the rights of Tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (i) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (j) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor, which obligations have been subordinated to the obligations owing by the Borrower and the Guarantors under the Loan Documents on terms satisfactory to the Administrative Agent; (k) Liens in existence as of the Agreement Date and set forth in Schedule 8.7 and (l) Liens on Properties that are not Eligible Properties and whose Borrowing Base Values are not included in the calculation of the Borrowing Base.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Preferred Dividends” means any dividend paid (or declared and then payable), as the case may be, in cash on any preferred equity security issued by the Borrower.

“Property or Properties” means, as to any Person, all types of real, personal, tangible, intangible or mixed property, including property encumbered by Ground Leases, owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP, including any Eligible Property owned by the Borrower or any of its Subsidiaries.

“Property Expenses” means the costs (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any Property, which are the responsibility of the Borrower or the applicable Guarantor that are not paid directly by the tenant, including without limitation, the Annual Capital Expenditure Reserve and the greater of (a) 3% of rents and (b) actual management fees paid in cash, but excluding depreciation, amortization and interest costs.

“Property Income” means cash rents (excluding non-cash straight-line rent) and other cash revenues received by the Borrower or a Guarantor in the ordinary course of business for any Property, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of tenants’ obligations for rent.

“Property Net Operating Income” or “Property NOI” means, with respect to any property, for the applicable Fiscal Quarter then ended computed on an annualized basis, the aggregate amount of (i) Property Income for such period minus (ii) Property Expenses for such period.

“Property Owner” means the Person who owns fee title interest in and to a Property.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the Swing Line Lender, as applicable.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Diligence” is defined in Section 4.3 hereof.

“Required Lenders” means, as of the date of determination thereof, at least two (2) Lenders whose outstanding Loans and Unused Revolving Credit Commitments constitute more than 66 and 2/3% of the sum of the total outstanding Loans and Unused Revolving Credit Commitments of the Lenders.

“Responsible Officer” means, with respect to Trade Street REIT, the Borrower or any of its Subsidiaries, the chief executive officer, the chief financial officer or the chief operating officer of Trade Street REIT, the Borrower or such Subsidiary or such other officer of Trade Street REIT, the Borrower or such Subsidiary reasonably acceptable to the Administrative Agent.

“Restricted Payments” means dividends on or other distributions in respect of any class or series of Stock, Stock Equivalents or other equity interests of Borrower or its Subsidiaries or the direct or indirect purchase, redemption, acquisition, or retirement of any of Borrower’s or a Subsidiaries’ Stock, Stock Equivalents or other equity interest.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Revolving Loans then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans described in Sections 1.1 and 1.14 hereof.

“Revolving Credit Availability” means the Borrowing Base minus the sum of the outstanding principal amount of Revolving Loans and Swing Loans.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders, in the aggregate, is equal to $14,000,000 on the date hereof.

“Revolving Credit Termination Date” means the earliest of (i) January 31, 2016, and (ii) the date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.

“Revolving Loan” and “Revolving Loans” are defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” and “Revolving Notes” are defined in Section 1.10(d) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of the McGraw-Hill Companies, Inc.

“Security Agreements re: Operating Account” means, collectively, the Security Agreement re: Operating Account executed by each Material Subsidiary granting a first perfected lien and security interest in each Eligible Property Operating Account in favor of the Administrative Agent for the benefit of the Lenders.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.14 hereof.

“Swing Line Lender” means BMO Harris Bank N.A., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 12.12 hereof.

“Swing Line Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.14 hereof.

“Swing Note” is defined in Section 1.8 hereof.

“Tangible Net Worth” means for each applicable period, total equity on the Borrower’s consolidated balance sheet as reported in its Form 10-K or 10-Q less all amounts appearing on the assets side of its consolidated balance sheet representing an intangible asset under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of a Property under a Lease or other occupancy agreement with the Borrower or a Subsidiary that is the direct owner of such Property.

“Total Asset Value” means an amount equal to the sum of (a) for all Eligible Properties valued at their appraised value for purposes of computing their Borrowing Base Value, the “as-is” appraisal value set forth in a current Appraisal, (b) for all other Properties owned for more than twelve (12) months, the quotient of (i) the Property NOI from such Properties divided by (ii) the Capitalization Rate plus (c) for all Properties owned for twelve (12) months or less, the lesser of (i) the book value (as defined in GAAP) of any such property or (ii), the value of any such Property as determined by the calculation in clause (b) above plus (d) the aggregate book value of all Land Assets, mortgage or mezzanine loans, notes receivable and/or Assets Under Development plus (e) unrestricted cash, unrestricted cash equivalents and marketable securities owned by the Borrower and its Subsidiaries as of the end of such fiscal quarter, provided that the amount added to Total Asset Value for unrestricted cash, unrestricted cash equivalents and marketable securities shall not exceed 5% of Total Asset Value.

“Total Indebtedness” means, as of a given date, all liabilities of the Borrower and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, excluding any amounts categorized as accrued expenses, accrued dividends, deposits held, deferred revenues, minority interests and other liabilities not directly associated with the borrowing of money.

“Trade Street REIT” is defined in the introductory paragraph of this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by written notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware. Trade Street REIT is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Maryland. Each of Trade Street REIT and the Borrower has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Schedule 6.2 hereto identifies each Subsidiary as of the date hereof and as updated from time to time as provided in Section 8.5(l), the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. Except as set forth on Schedule 6.2, there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Trade Street REIT and each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Bank Product Obligations and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Trade Street REIT, the Borrower and its Material Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Trade Street REIT, the Borrower and its Material Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Trade Street REIT, the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Trade Street REIT, the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Material Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting Trade Street REIT, the Borrower or any Material Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of Trade Street REIT, the Borrower or any Material Subsidiary (other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders).

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit for its general corporate purposes, to refinance existing indebtedness, finance capital expenditures, real estate related investments (excluding real estate related investment securities), working capital and for such other legal and proper purposes as are consistent with all applicable laws. Neither Trade Street REIT nor the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports. The consolidated balance sheet of Trade Street REIT, the Borrower and its Subsidiaries as of December 31, 2011, and the related consolidated statements of income, retained earnings and cash flows of Trade Street REIT, the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the unqualified audit report of independent public accountants, and the unaudited interim consolidated balance sheet of Trade Street REIT, the Borrower and its Subsidiaries as at September 30, 2012, and the related consolidated statements of income, retained earnings and cash flows of Trade Street REIT, the Borrower and its Subsidiaries for the nine (9) months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. None of Trade Street REIT, the Borrower or any Subsidiary has contingent liabilities which are material to it and are required to be set forth in its financial statements or notes thereto in accordance with GAAP other than as indicated on such financial statements and notes thereto, including with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Except as set forth on Schedule 6.6, since September 30, 2012, there has been no change in the financial condition or business of Trade Street REIT, the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements (known by Borrower to be untrue) of a material fact or omit a material fact necessary to make the material statements contained herein or therein, not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections or forward looking information furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. To the Borrower’s knowledge, Trade Street REIT, the Borrower and its Subsidiaries own, possess, or have the right to use all patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses substantially as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. To the Borrower’s knowledge, Trade Street REIT, the Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding, which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval, is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. Trade Street REIT, the Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Trade Street REIT, the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.7 hereof.

Section 6.11. Litigation and Other Controversies. Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against Trade Street REIT, the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. Except as set forth in Schedule 6.12, to the Borrower’s knowledge, all tax returns required to be filed by Trade Street REIT, the Borrower or any Subsidiary in any jurisdiction which could reasonably be expected to have a Material Adverse Effect if not filed have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Trade Street REIT, the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower has not received written notice of any proposed additional tax assessment against Trade Street REIT, the Borrower or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Trade Street REIT, the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. Except those already received, no authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document.

Section 6.14. Affiliate Transactions. None of Trade Street REIT, the Borrower or any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to Trade Street REIT, the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. None of Trade Street REIT, the Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. Trade Street REIT, the Borrower and each other member of their Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the Borrower or any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA. None of the assets of Trade Street REIT, the Borrower or any Subsidiary constitutes “plan assets” within the meaning of ERISA or the Code. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

Section 6.17. Compliance with Laws. (a) Trade Street REIT, the Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that, except as set forth in Schedule 6.17: (i) Trade Street REIT, the Borrower and its Subsidiaries, and each of the Properties, comply in all material respects with all applicable Environmental Laws; (ii) Trade Street REIT, the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Properties by any applicable Environmental Law; (iii) Trade Street REIT, the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Properties in any material quantity and, to the knowledge of the Borrower, none of the Properties are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Properties contain or have contained any:

(1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) Trade Street REIT, the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Properties; (vi) Trade Street REIT, the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) Trade Street REIT, the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving Trade Street REIT, the Borrower or any Subsidiary or any of the Properties, and there are no conditions or occurrences at any of the Properties which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Properties; (viii) none of the Properties are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Properties in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Properties which pose an unreasonable risk to the environment or the health or safety of Persons. Promptly after the reasonable request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a Phase I Environmental Report in form and substance reasonably acceptable to the Administrative Agent from an environmental firm reasonably acceptable to the Administrative Agent with respect to any (y) Eligible Property specified by the Administrative Agent that has an environmental issue that would materially affect the value or use of such Eligible Property and (z) Property that is not an Eligible Property if the environmental issues associated with such Property could reasonably be expected to have a Material Adverse Effect and, if such Phase I Environmental Report indicates any environmental issues, a Phase II Environmental Report; provided that the Administrative Agent shall be entitled to make only one (1) such request per property during the initial term of this Agreement unless an Event of Default has occurred and is continuing.

Section 6.18. OFAC. (a) Trade Street REIT and the Borrower are in compliance, in all material respects, with the requirements of all OFAC Sanctions Programs applicable to either of them, (b) each Subsidiary of the Borrower is in compliance, in all material respects, with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrower has provided to the Administrative Agent and the Lenders all information regarding the Borrower and its Affiliates and Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List. Notwithstanding anything contained herein to the contrary, no Borrower or Guarantor shall have any duty to investigate or confirm that any unit holder of the Borrower or stockholder of Trade Street REIT is in compliance with the provisions of this Section 6.18 and any violation by any such unit holder or shareholder shall not be a Default under this Agreement.

Section 6.19. Other Agreements. None of Trade Street REIT, the Borrower or any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured within any applicable cure period could reasonably be expected to have a Material Adverse Effect. None of Trade Street REIT, the Borrower or any Subsidiary shall enter into an amendment or modification of any contract or agreement which could reasonably be expected to have a Material Adverse Effect.

Section 6.20. Solvency. Trade Street REIT, the Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agrees that it will hold the Administrative Agent and the Lenders harmless from, any such claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.23. Condition of Property; Casualties; Condemnation. Except as set forth in Schedule 6.23, each Property owned by Trade Street REIT, the Borrower and each Material Subsidiary, in all material respects (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of material structural defects, (c) is not subject to material deferred maintenance, (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted and (e) is not located in a flood plain or flood hazard area, or if located in a flood plain or flood hazard area is covered by full replacement cost flood insurance. None of the Properties owned by Trade Street REIT, the Borrower or any Subsidiary is currently materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy which is not in the process of being repaired. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor threatened against any Property owned by it in any manner whatsoever. No casualty has occurred to any such Property that could reasonably be expected to have a Material Adverse Effect. Promptly after the reasonable request of the Administrative Agent, the Borrower shall deliver a current property condition report in form and substance reasonably acceptable to Administrative Agent from an independent engineering or architectural firm reasonably acceptable to Administrative Agent with respect to any (i) Eligible Property specified by Administrative Agent that has a material maintenance or structural issue that would materially affect the value or use of such Eligible Property and (ii) Property that is not an Eligible Property that has a material maintenance or structural issue associated with such Property that could reasonably be expected to have a Material Adverse Effect; provided that the Administrative

Agent shall be entitled to make only one (1) such request during the initial term of this Agreement unless an Event of Default has occurred and is continuing.

Section 6.24. Legal Requirements and Zoning. To Borrower’s knowledge, the use and operation of each Property owned by the Borrower and its Subsidiaries constitutes a legal use (including legally nonconforming use) under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any approvals, restrictions of record or any material agreement affecting any such Property (or any portion thereof).

Section 6.25. REIT Status. Trade Street REIT (a) is a REIT, (b) has not revoked its election to be a REIT, and (c) for its current “tax year” as defined in the Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

SECTION 7. CONDITIONS PRECEDENT.

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date (in which case, the same shall be true and correct as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) the Administrative Agent shall have received the notice required by Section 1.4 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date such Borrowing as to the facts specified in subsections (a) through (c), inclusive, of this Section 7.1; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Material Subsidiaries, as Guarantors, and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.8 hereof;

(c) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents;

(d) the Administrative Agent shall have received copies of Trade Street REIT’s, the Borrower’s and each Material Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received copies of resolutions of Trade Street REIT’s the Borrower’s and each Material Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Trade Street REIT’s, the Borrower’s and each Material Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary or other Authorized Representative;

(f) the Administrative Agent shall have received copies of the certificates of good standing for Trade Street REIT, the Borrower and each Material Subsidiary (dated no earlier than forty-five (45) days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is required to the qualified to do business as a foreign corporation or organization under Sections 6.1 or 6.2;

(g) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(h) the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

(i) the capital and organizational structure of Trade Street REIT, the Borrower and its Subsidiaries shall be reasonably satisfactory to the Administrative Agent;

(j) the Administrative Agent shall have received a Closing Date Borrowing Base Certificate and Compliance Certificate;

(k) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against each Eligible Property of the Borrower and each Material Subsidiary evidencing the absence of Liens on its Property except as Permitted Liens or as otherwise permitted by Section 8.8 hereof;

(l) the Administrative Agent shall have received a written opinion of counsel to Trade Street REIT, the Borrower and each Material Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent;

(m) the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower; and the Administrative Agent and the Borrower shall have received the Internal Revenue Service Forms and any applicable attachments required by Section 12.1(b);

(n) the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request;

(o) the Administrative Agent and any Lender shall have received any information or materials reasonably required by the Administrative Agent or such Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with (i) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and (ii) any applicable “know your customer” or similar rules and regulations;

(p) the Administrative Agent shall have received pay-off and lien release letters (except with respect to any Permitted Liens) from secured creditors of Trade Street REIT, the Borrower and each Material Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of Trade Street REIT, the Borrower or any Material Subsidiary) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of Trade Street REIT, the Borrower and each Material Subsidiary, which pay-off and lien release letters shall be in form and substance reasonably acceptable to the Administrative Agent;

(q) the secured creditors of Trade Street REIT, the Borrower and each Subsidiary shall have deposited in escrow UCC termination statements and other lien release instruments necessary to release their Liens (other than Permitted Liens) on the assets of Trade Street REIT, the Borrower and each Subsidiary; and

(r) the Administrative Agent shall have received a Mortgage and the Required Diligence for the Initial Property.

Section 7.3. Eligible Property Additions and Deletions to the Borrowing Base. As of the Closing Date, the Borrower represents and warrants to the Lenders and the Administrative Agent that the Initial Property qualifies as an Eligible Property and that the information provided on Schedule 1.1 is true and correct.

Upon not less than 10 Business Days prior written notice from the Borrower to the Administrative Agent, the Borrower can designate that a Property be added (subject to the other requirements for a Property qualifying as an Eligible Property) or deleted as an Eligible Property. Such notice shall be accompanied by a Borrowing Base Certificate setting forth the components of the Borrowing Base as of the addition or deletion of the designated Property as an Eligible Property, and with respect to an addition, all Required Diligence with respect to such Property (other than items such as the Mortgage and the Lender’s title insurance policy, which can only be completed or executed when such Property is added to the Borrowing Base) and with respect to a deletion, Borrower’s certification in such detail as reasonably required by the Administrative Agent that no Default or Event of Default exists under this Agreement and such deletion shall not (A) cause the Eligible Properties to violate the Borrowing Base Requirements, (B) cause a Default, or (C) cause or result in the Borrower failing to comply with any of the financial covenants contained in Section 8.20 hereof. Each addition shall be an Eligible Property in a minimum amount equal to $8,000,000 Borrowing Base Value, and all such additions shall be subject to reasonable approval by the Administrative Agent. Once the Administrative Agent notifies Borrower that any Property has been approved to become an Eligible Property, then, as a condition precedent to such Property actually becoming an Eligible Property, Borrower shall (i) cause the applicable Subsidiary owning such Property to execute and deliver an Additional Guarantor Supplement, if such Subsidiary has not already executed an Additional Guarantor Supplement, (ii) cause the remaining items of Required Diligence, including the related Mortgage, to be delivered, executed and recorded, and (iii) execute and deliver to the Administrative Agent on behalf of the Lenders a written confirmation that, as of the date such additional Eligible Property is included in the Borrowing Base, all of the representations and warranties contained in this Agreement are true and correct in all material respects with respect to such Eligible Property as if it were an initial Eligible Property.

Notwithstanding anything contained in this Agreement to the contrary, the Administrative Agent with the consent of the Required Lenders in their discretion may, at the Borrower’s request, allow a Property to qualify as an Eligible Property despite the failure of such Property to otherwise qualify as an Eligible Property.

If no Default exists at the time of any deletion of a Property from qualifying as an Eligible Property, any Material Subsidiary which owned such Property, but that does not otherwise own any other Eligible Property, shall be released from its obligations under its Guaranty, and the Mortgage encumbering such Eligible Property and the Security Agreement re: Operating Account for the applicable Eligible Property Operating Account shall be released.

SECTION 8. COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is cured or waived in writing pursuant to the terms of Section 12.13 hereof:

Section 8.1. Maintenance of Existence. The Borrower shall, and shall cause each Guarantor to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. The Borrower shall, and shall cause each Guarantor to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business except where such failure to preserve and keep in force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties, Agreements. The Borrower and each Guarantor shall use reasonable efforts to cause each of its tenants to maintain, preserve, and keep all of the Borrower’s and each Guarantor’s Property in working condition and order (ordinary wear and tear excepted), and Borrower and each Guarantor shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments to its Property so that it shall at all times be fully preserved and maintained (ordinary wear and tear excepted). The Borrower shall, and shall cause each Guarantor to, keep in full force and effect all material contracts and agreements and shall not modify or amend any material contract or agreement that would cause a Material Adverse Effect without the Administrative Agent’s prior written consent.

Section 8.3. Taxes and Assessments. The Borrower and each Guarantor shall, or shall use reasonable efforts to cause its tenants to, duly pay and discharge all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent, but subject to the requirements of each Mortgage, that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause Trade Street REIT and each Subsidiary to insure and keep insured, with good and responsible insurance companies all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. In addition, the Borrower and each Guarantor shall comply with all insurance requirements set forth in the Mortgages. The Borrower shall, upon the reasonable request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4.

Section 8.5. Financial Reports. The Borrower shall, and shall cause Trade Street REIT and each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of Trade Street REIT, the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent for distribution to the Lenders:

(a) as soon as available, and in any event no later than ninety (90) days after the last day each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of Trade Street REIT, the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of Trade Street REIT, the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Trade Street REIT, the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with GAAP and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(b) within the period provided in subsection (a) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(c) as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

(d) as soon as available, and in any event within forty-five (45) days after the last day of each Fiscal Quarter (or ninety (90) days after the last day of each Fiscal Year) a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such fiscal quarter, prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(e) as soon as available, and in any event within forty-five (45) days after the last day of each Fiscal Quarter (or ninety (90) days after the last day of each Fiscal Year), a Compliance Certificate (“Compliance Certificate”) in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Trade Street REIT, the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.20 hereof;

(f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Trade Street REIT’s, the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(g) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and upon written request from the Administrative Agent, copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(h) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Trade Street REIT, the Borrower or any Subsidiary, if any, to the extent as may be disclosed as a matter of law, or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Trade Street REIT, the Borrower or any Subsidiary, or its business;

(i) as soon as available, and in any event within sixty (60) days after the end of each fiscal year of the Borrower, a copy of the Borrower’s budget for the following year including consolidated projections of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent (which shall include a summary of all significant assumptions made in preparing such budget);

(j) notice of any Change of Control;

(k) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower, written notice of (i) any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against Trade Street REIT, the Borrower or any Subsidiary or any of their Property which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any matter which could reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any Default or Event of Default hereunder;

(l) as soon as available, and in any event within forty-five (45) days after the last day of each Fiscal Quarter (or ninety (90) days after the last day of each Fiscal Year) a list of all newly formed or acquired Subsidiaries during such quarter (such list shall contain the information relative to such new Subsidiaries as set forth in Schedule 6.2 hereto); and

(m) promptly after the request of any Lender, any other information or report reasonably requested by a Lender.

provided, however, to the extent such items set forth above are filed with the Securities and Exchange Commission or otherwise are publicly available, the Borrower shall be deemed to have satisfied this covenant upon such filing with the Securities and Exchange Commission or once it provides notice to the Administrative Agent of such public availability.

Section 8.6. Inspection. The Borrower shall, and shall cause Trade Street REIT and each Subsidiary to, permit the Administrative Agent, each Lender and each of their duly authorized representatives and agents during normal business hours to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records (which shall be subject to the confidentiality requirements of Section 12.25 hereof), and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees (in the presence of a Responsible Officer) and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of Trade Street REIT, the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower. The Administrative Agent and Lenders shall use reasonable efforts to coordinate inspections undertaken in accordance with this Section 8.6 to reduce the administrative burden of such inspections on the Borrower, Trade Street REIT and their Subsidiaries.

Section 8.7. Liens. The Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent any Permitted Liens.

Section 8.8. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to (i) directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvements on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) acquire any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent, with respect to the Borrower, Trade Street REIT, or any Subsidiary, any of the following:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b) investments in commercial paper with a Rating of at least P-1 by Moody’s and at least A-1 by S&P maturing within one (1) year of the date of issuance thereof;

(c) interest bearing assets or investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one (1) year or less;

(d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g) intercompany advances made from time to time among the Borrower and its Subsidiaries in the ordinary course of business to finance working capital needs;

(h) investments from time to time in individual Properties, including Eligible Properties, or in entities which own such individual Properties including Eligible Properties, provided that such investment does not cause a breach of the financial covenants set forth in Section 8.20 hereof;

(i) cash investments in joint ventures in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Borrower and its Subsidiaries at such time;

(j) investments in Assets Under Development in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Borrower and its Subsidiaries at such time;

(k) mortgages, deeds of trust, deeds to secure debt or similar instruments that are a lien upon Property, mezzanine loans and notes receivable directly or indirectly secured by or related to Property and are in an amount not to exceed in the aggregate at any one time outstanding 5% of the Total Asset Value of the Borrower and to Subsidiaries at such time; and

(l) investments in Land Assets and Land Assets contributed to joint ventures in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Borrower and its Subsidiaries.

Investments of the type described in clauses (i), (j), (k), and (l) immediately preceding shall at no time exceed in the aggregate at any one time outstanding 30% of the Total Asset Value of the Borrower and its Subsidiaries at such time. In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the book value (as defined in GAAP) thereof, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.9. Mergers, Consolidations and Sales. Except with the prior written consent the Required Lenders (which shall not be unreasonably withheld, conditioned or delayed), the Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, so long as Trade Street REIT, the Borrower and Subsidiaries are in compliance with all covenants and agreements in this Agreement and no Default or Event of Default then exist, this Section shall not apply to nor operate to prevent:

(a) the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries to one another in the ordinary course of its business;

(b) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the entity surviving the merger;

(c) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(d) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating not more than fifteen percent 15% of the Total Asset Value of the Borrower on the date of this Agreement or the last day of the prior Fiscal Year, as applicable; and

(e) any merger if it results in the simultaneous payoff in immediately available funds of the Obligations.

Section 8.10. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Material Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Material Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Material Subsidiaries granted to the Administrative Agent, (b) the issuance, sale and transfer to any person of any equity interests of a Material Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.9(b) above.

Section 8.11. ERISA. The Borrower shall, and shall cause Trade Street REIT and each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Upon Trade Street REIT, the Borrower or a Subsidiary obtaining knowledge of any of the following events, the Borrower shall, and shall cause Trade Street REIT and each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Trade Street REIT, the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Trade Street REIT< the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit. The Borrower shall not, and shall not permit Trade Street REIT or any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code or any of the respective regulations promulgated thereunder.

Section 8.12. Compliance with Laws. (a) The Borrower shall, and shall cause Trade Street REIT and each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) The Borrower shall and shall cause Trade Street REIT and each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Properties in compliance in all material respects with, all applicable Environmental Laws; (ii) use commercially reasonable efforts to require that each tenant and subtenant, if any, of any of the Properties or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Properties; (iv) cure any material violation by it or at any of the Properties of applicable Environmental Laws; (v) not allow the presence or operation at any of the Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous

Material at any of the Properties except in the ordinary course of its business and in compliance with law; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon receipt of written notice of any of the following in connection with Trade Street REIT, the Borrower or any Subsidiary or any of the Properties: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Properties imposed by any governmental authority as set forth in a deed or other instrument affecting Trade Street REIT’s, the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Properties which Trade Street REIT, the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.13. Compliance with OFAC Sanctions Programs. (a) The Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary. Notwithstanding anything contained herein to the contrary, no Borrower or Guarantor shall have any duty to investigate or confirm that any unit holder of a Borrower or stockholder of Trade Street REIT is in compliance with the provisions of this Section 8.13 and any violation by any such unit holder or stockholder shall not be a Default under this Agreement.

(b) The Borrower shall provide the Administrative Agent and the Lenders any information regarding the Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c) If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative

Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 8.14. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to Trade Street REIT, the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.15. No Changes in Fiscal Year. The Fiscal Year of Trade Street REIT, the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to, change its Fiscal Year from its present basis.

Section 8.16. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Material Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4.2 hereof.

Section 8.17. Change in the Nature of Business. The Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower, Trade Street REIT or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.18. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.19. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower, Trade Street REIT or any Subsidiary to: (a) pay Dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to Trade Street REIT, the Borrower or any other Subsidiary, (c) make loans or advances to Trade Street REIT, the Borrower or any other Subsidiary, (d) transfer any of its Property to Trade Street REIT, the Borrower or any other Subsidiary; provided however, that the foregoing does not apply to any limitation on transfers of property that is subject to a Permitted Lien or (e) guarantee the Obligations, Hedging Liability, and Bank Product Obligations and/or grant Liens on its assets to the Administrative Agent.

Section 8.20. Financial Covenants.

(a) Maximum Total Indebtedness to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Borrower through December 31, 2013, the Borrower shall not permit the ratio of Total Indebtedness to Total Asset Value for the applicable Fiscal Quarter then ended computed on an annualized basis to be greater than 0.70 to 1.00 and as of the last day of each Fiscal Quarter thereafter, the Borrower shall not permit the ratio of Total Indebtedness to Total Asset Value for the applicable Fiscal Quarter then ended computed on an annualized basis to be greater than 0.65 to 1.00.

(b) Minimum Adjusted EBITDA to Fixed Charges Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of Adjusted EBITDA for the applicable Fiscal Quarter then ended computed on an annualized basis to Fixed Charges for such Fiscal Quarter computed on an annualized basis to be less than the following:

Fiscal Quarter	Ratio
December 31, 2012, March 31, 2013 and June 30, 2013	1.15 to 1.00
September 30, 2013 and December 31, 2013	1.25 to 1.00
March 31, 2014 and thereafter	1.50 to 1.00

(c) Maintenance of Net Worth. The Borrower shall as of the last day of each Fiscal Quarter maintain a Tangible Net Worth of not less than the sum of (a) $26,954,678.00 plus (b) 75% of the aggregate net proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in connection with any offering of Stock or Stock Equivalents of the Borrower or the Subsidiaries.

Section 8.21. Borrowing Base Covenant. The Borrower shall cause the Eligible Properties in the Borrowing Base to at all times comply with the Borrowing Base Requirements and shall exclude from the calculation of Borrowing Base NOI and Borrowing Base Value any value that exceeds the concentration limit set forth in clause (c) in the definition of Borrowing Base Requirements.

Section 8.22. Intentionally Omitted.

Section 8.23. Electronic Delivery of Certain Information. (a) Documents, including financial reports to be delivered pursuant to Section 8.5 hereof, required to be delivered pursuant to this Agreement may be delivered by electronic communication and delivery, including, the Internet, including the website maintained by the Securities and Exchange Commission, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to notices to any Lender pursuant to Section 1. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Borrower notifies the Administrative Agent of said posting by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent and provides a link thereto; provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Chicago time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Sections 8.5(d) and 8.5(e) to the Administrative Agent. Except for the certificates required by Sections 8.5(d) and 8.5(e), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

(b) Documents required to be delivered pursuant to Section 1 may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.24. REIT Status. The Trade Street REIT shall maintain its status as a REIT and all of the representations and warranties set forth in Section 6.25 shall remain true and correct at all times.

Section 8.25. Restricted Payments. The Borrower shall not, nor shall it permit Trade Street REIT or any Subsidiary to declare or make any Restricted Payment; provided that (i) Trade Street REIT and the Borrower may declare or make cash distributions to its stockholders or unit holders, respectively, in an aggregate amount for any Fiscal Quarter not to exceed the greater of (a) ninety five percent (95%) of the Borrower’s Funds from Operations or (b) the amount equivalent to be distributed for Trade Street REIT to maintain its status as a REIT under the Code, (ii) any Subsidiary may make Restricted Payments to the Borrower, and (iii) the Borrower and Trade Street REIT may exercise any redemption or conversion rights with respect to the equity interests of the Borrower or Trade Street REIT in accordance with the terms of the governing documents setting out any such rights.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement, including a mandatory prepayment required by Section 1.6(b)); or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.20, 8.21, 8.24 or 8.25 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent; provided, however, if such a default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that the Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, provided such additional period shall not exceed sixty (60) days;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (and the related grace period, if any, shall have expired), or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void;

(f) default and expiration of any cure periods related thereto shall occur under (x) any Indebtedness for Borrowed Money issued, assumed or guaranteed by Trade Street REIT, the Borrower or any Subsidiary aggregating in excess of $10,000,000 or (y) any recourse Indebtedness for Borrowed Money issued, assumed or guaranteed by Trade Street REIT, the Borrower or any Subsidiary aggregating in excess of $5,000,000, or a default and expiration of any cure periods related thereto, shall occur under any indenture, agreement or other instrument under which such Indebtedness for Borrowed Money may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Trade Street REIT, the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days;

(h) Trade Street REIT, the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Trade Street REIT, the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Trade Street REIT, the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) Trade Street REIT, the Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Trade Street REIT, the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against Trade Street REIT, the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(l) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full or all the Obligations, is revoked, terminated, cancelled or rescinded, without the prior written approval of the Administrative Agent; or any Borrower or any Guarantor commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Loan Documents, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Revolving Loans to be forthwith due and payable and thereupon all outstanding Revolving Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Revolving Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 9.4. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10. CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby related to Eurodollar Loans, such Lender shall promptly give written notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If any Change in Law shall:

(i) subject any Lender (or its Lending Office) to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) with respect to its Eurodollar Loans, its Notes, or its participation in any thereof or its obligation to make Eurodollar Loans, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, or its obligation to make Eurodollar Loans (except for changes in the basis or rate of (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within fifteen (15) days after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, held by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender claiming compensation under Sections 1.9, 10.1, 10.3 and 12.1 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Revolving Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints BMO Harris Bank N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its capacity as a Lender (if applicable).

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5(k) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.4. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of Trade Street REIT, the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a Swing Line Lender to be remitted by the Administrative Agent to or for the account of such Swing Line Lender), but shall not be entitled to offset against amounts owed to the Administrative Agent,

Swing Line Lender or by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, reasonably acceptable to Borrower, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

Section 11.8. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The Swing Line Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 11.9. Hedging Liability and Bank Product Obligations. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.12 hereof, as the case may be, any Affiliate of such Lender with whom Trade Street REIT, the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Revolving Credit Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties.

Section 11.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 12. MISCELLANEOUS.

Section 12.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future Indemnified Taxes. If any withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, and the Administrative Agent free and clear of such Indemnified Taxes (including such taxes on such additional amount) is equal to the amount which that Lender, or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, or any Lender pays any amount in respect of any such Indemnified Taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent, or such Lender for that payment on demand in the currency in which such payment was made.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact in writing and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) FATCA Reporting. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any taxes as to which indemnification or additional amounts have been paid to it by the Borrower or a Guarantor pursuant to this Section 12.1, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of such Lender, agrees to promptly repay the amount paid over with respect to such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to the relevant Governmental Authority. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or any other confidential information or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Section 12.2. Other Taxes. The Borrower agrees to pay on demand, and indemnify and hold the Administrative Agent and the Lenders harmless from, any Other Taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 12.3. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.4. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Revolving Loans, including, but not limited to, Sections 1.9, 10.3, and 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 12.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 12.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or facsimile number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, the Administrative Agent, shall be addressed to its respective address or facsimile number set forth below:

to the Borrower: Trade Street Operating Partnership, LP 19950 W. Country Club Drive Suite 800 Aventura, Florida 33180		to the Administrative Agent: BMO Harris Bank N.A. 115 South LaSalle Street Chicago, Illinois 60603 Attention: Aaron Lanski
Attention: Telephone: Email: Fax:	Greg Baumann (786) 248-6050 GBaumann@Trade-Street.com (786) 248-3679	Telephone: 312-461-6364 Email: aaron.lanski@bmo.com Fax: 312-293-8409

With a copy to: Trade Street Operating Partnership, LP 19950 W. Country Club Drive Suite 800 Aventura, Florida 33180		With copy to: BMO Harris Bank N.A. 115 South LaSalle Street Chicago, Illinois 60603 Attention: Gwendolyn Gatz
Attention: Telephone: Email: Fax:	Bert Lopez (786) 248-6030 blopez@Trade-Street.com (786) 248-3679	Telephone: 312-461-2238 Email: gwendolyn.gatz@bmo.com Fax: 312-461-2968

With copy to: Bass, Berry & Sims PLC 100 Peabody Place, Suite 900 Memphis, Tennessee 38103
Attention: Telephone: Email: Fax:	T. Gaillard Uhlhorn (901) 543-5943 guhlhorn@bassberry.com (901) 543-5999

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such telecopy is delivered to the facsimile number specified in this Section 12.8 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, upon receipt or first refusal of delivery or (iii) if given by any other means, when delivered at the addresses specified in this Section 12.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 12.9. Counterparts; Integration; Effectiveness. (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2 hereof, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.10. Successors and Assigns. This Agreement shall be binding upon the Borrower, the Guarantors and their respective successors and permitted assigns, and shall inure to the benefit of the Administrative Agent, and each of the Lenders, and the benefit of their respective successors and permitted assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 12.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Revolving Loans made and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 12.11, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrower and each Guarantor authorizes each Lender to disclose to any participant or prospective participant under this Section 12.11 any financial or other information pertaining to each Guarantor, the Borrower or any Subsidiary.

Section 12.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section 12.12, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date specified in such Assignment and Acceptance) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loan or the Revolving Credit Commitment.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.12(a)(i)(B) and, in addition:

(a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(c) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower, Affiliates or Defaulting Lender. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries or to a Defaulting Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.6 and 12.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that grants a participation as described in Section 12.11 shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Loans made and/or Revolving Credit Commitments or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Loans made and/or Revolving Credit Commitments or other obligations under this Agreement)

except to the extent that such disclosure is necessary to establish that such Obligation or Revolving Credit Commitment is in registered form under Section 5f.103-1(c) of the Treasury Regulations or is otherwise required by this Agreement. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section 12.12 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line upon ten (10) business days’ prior notice to the Borrower. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.14 hereof.

Section 12.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, or the Swing Line Lender are affected thereby, the Administrative Agent, or the Swing Line Lender, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Revolving Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Revolving Loan hereunder;

(ii) no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, release any Guarantor or any Mortgage (except as provided for in this Agreement), change the definition of Required Lenders, change the provisions of this Section 12.13, or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 13 hereof shall be made without the consent of the Guarantors affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) and such Defaulting Lender’s outstanding Loans and participation interest in Swing Loans and Changed Revolving Credit Commitments shall be excluded for purposes of determining the “Required Lenders”, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 12.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay to the Administrative Agent, and each Lender all costs and expenses reasonably incurred or paid by the Administrative Agent, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Revolving Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent, or a Lender at any time, shall reimburse the Administrative Agent, or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent the same is due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, the parties hereto shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the parties under this Section 12.15 shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Trade Street REIT, the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by Trade Street REIT, the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Trade Street REIT, the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Trade Street REIT, the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement for a period of five (5) years, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 12.16. Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, with the prior written consent of the Administrative Agent, each Lender each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations then due of the Borrower or such Guarantor to that Lender, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 12.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.18. Intentionally Omitted.

Section 12.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 12.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Revolving Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 12.20 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 12.22. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 12.23. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent or any other Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c) The Borrower and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in

Section 12.23(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 12.8. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 12.24. USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.25. Confidentiality. Each of the Administrative Agent and the Lenders, severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.25, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Trade Street REIT, the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 12.25 or (B) becomes available to the Administrative Agent, any Lender on a non-confidential basis from a source other than Trade Street REIT, the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Revolving Loans or the Revolving Credit Commitments hereunder, (j) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications), or (k) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section 12.25, “Information” means all information received from Trade Street REIT, the Borrower or any of the Subsidiaries or from any other Person on behalf of Trade Street REIT, the Borrower or any Subsidiary relating to Trade Street REIT, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Trade Street REIT, the Borrower or any of its Subsidiaries or from any other Person on behalf of Trade Street REIT, the Borrower or any of the Subsidiaries.

SECTION 13. THE GUARANTEES.

Section 13.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, Trade Street REIT and each Material Subsidiary party hereto (including any Material Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantee jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Revolving Loans, Swing Loans, Hedging Liability, Bank Payment Obligations, and the due and punctual payment of all other obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 13.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Revolving Loan or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 13.

Section 13.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 13 shall remain in full force and effect until the Revolving Credit Commitments are terminated, and the principal of and interest on the Revolving Loans, Swing Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations have been paid in full. If at any time any payment of the principal of or interest on any Revolving Loan, Swing Loan or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 13 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 13.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the obligations guaranteed hereby shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and Swing Line and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Bank Product Obligations and Hedging Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and Swing Line, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Bank Product Obligations and Hedging Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 13.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice except as specifically provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 13.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 13 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 13 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 13.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 13.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 13.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

	By:	/s/ Bert Lopez
Name: Bert Lopez
Title: Chief Financial Officer

“ADMINISTRATIVE AGENT”

BMO HARRIS BANK N.A., as Administrative Agent

By:	/s/ Aaron Lanski
Name: Aaron Lanski
Title: Managing Director

“LENDER”

BMO HARRIS BANK N.A., as a Lender and Swing Line Lender

By:	/s/ Aaron Lanski
Name: Aaron Lanski
Title: Managing Director

[Signature Page Credit Agreement]

“Guarantors”

TRADE STREET RESIDENTIAL, INC., a Maryland corporation

By:	/s/ Bert Lopez
Name: Bert Lopez
Title: Chief Financial Officer

BSF-ARBORS RIVER OAKS, LLC, a Florida limited liability company

By:	TS Manager, LLC, a Florida limited liability company, its manager

By:	/s/ Bert Lopez
Name: Bert Lopez
Title: Vice President

[Signature Page Credit Agreement]

EXHIBIT A

NOTICE OF BORROWING

Date:                     ,

To:	BMO Harris Bank N.A., as Administrative Agent for the Lenders from time to time parties to the Credit Agreement dated as of January 31, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Trade Street Operating Partnership, LP, certain Guarantors which are signatories thereto, certain Lenders which are from time to time parties thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Trade Street Operating Partnership, LP (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is             ,             .

2. The aggregate amount of the proposed Borrowing is $            .

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $            of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be             months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

S-2

EXHIBIT B

NOTICE OF CONTINUATION/CONVERSION

Date:                     ,

To:	BMO Harris Bank N.A., as Administrative Agent for the Lenders from time to time parties to the Credit Agreement dated as of January 31, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Trade Street Operating Partnership, LP, certain Guarantors which are from time to time signatories thereto, certain Lenders which are from time to time parties thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Trade Street Operating Partnership, LP (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is             ,             .

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $            .

3. The Revolving Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be             months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

EXHIBIT C-1

REVOLVING NOTE

U.S. $	, 2013

FOR VALUE RECEIVED, the undersigned, Trade Street Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to             (the “Lender”) or its permitted assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of             Dollars ($            ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of January 31, 2013, among the Borrower, the Guarantors party thereto, the Lenders parties thereto, the Swing Line Lender, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

EXHIBIT C-2

SWING NOTE

U.S. $5,000,000	, 2013

FOR VALUE RECEIVED, the undersigned, Trade Street Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to             (the “Lender”) or its permitted assigns on the Revolving Credit Termination Date, at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of Five Million Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of January 31, 2013, among the Borrower, the Guarantors party thereto, the Lenders, Swing Line Lender, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	BMO Harris Bank N.A., as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of January 31, 2013, among Trade Street Operating Partnership, LP, as Borrower, the Guarantors signatory thereto, the Administrative Agent and the Lenders party thereto (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected             of Trade Street Residential, Inc., the sole member of Trade Street OP GP, LLC, the general partner of Trade Street Operating Partnership, LP;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this             day of             20    .

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF JANUARY 31, 2013

CALCULATIONS AS OF                     ,

A.	Maximum Total Indebtedness to Total Asset Value Ratio (Section 8.20(a))

	1.	Total Indebtedness	$___________

	2.	Total Asset Value as calculated on Exhibit A hereto	___________

	3.	Ratio of Line A1 to A2	:1.00

	4.	Line A3 must not exceed	0.70:1.00 (through December 31, 2013) 0.65:1.00 (after December 31, 2013)

	5.	The Borrower is in compliance (circle yes or no)	yes/no

B.	Minimum Adjusted EBITDA to Fixed Charges Ratio (Section 8.20(b))

	1.	Net Income	$___________

	2.	Depreciation and amortization expense	___________

	3.	Interest Expense	___________

	4.	Income tax expense	___________

	5.	Extraordinary, unrealized or non-recurring losses	___________

	6.	Extraordinary, unrealized or non-recurring gains	___________

	7.	Income tax benefits	___________

	8.	Sum of Lines B1, B2, B3, B4 and B5	___________

	9.	Sum of Lines B6 and B7	___________

	10.	Line B8 minus Line B9 (“EBITDA”)	___________

	11.	Annual Capital Expenditure Reserve	___________

	12.	Line B10 minus Line B11 (“Adjusted EBITDA”)	___________

	13.	Interest Expense	___________

	14.	Principal Amortization Payments	___________

	15.	Dividends	___________

	16.	Income Taxes Paid	___________

	17.	Sum of Lines B13, B14, B15 and B16 (“Fixed Charges”)	___________

	18.	Ratio of Line B12 to Line B17	____:1.00

	19.	Line B18 shall not be less than	1.15:1.00 (December 31, 2012, March 31, 2013 and June 30, 2013) 1.25:1.00 (September 30, 2013 and December 31, 2013) 1.50:1.00 (March 31, 2014 and thereafter)

	20.	The Borrower is in compliance (circle yes or no)	yes/no

C.	Tangible Net Worth (Section 8.20(c))

	1.	Tangible Net Worth	$___________

	2.	Aggregate net proceeds of Stock and Stock Equivalent offerings	___________

	3.	75% of Line C2	___________

	4.	$26,954,678.00 plus Line C3	___________

	5.	Line C1 shall not be less than Line C4	___________

	6.	The Borrower is in compliance (circle yes or no)	yes/no

D.	Investments—Joint Ventures (Section 8.8(i))

	1.	Cash Investments in Joint Ventures	$___________

	2.	Total Asset Value	___________

	3.	Line D1 divided by Line D2	___________

	4.	Line D3 shall not exceed 15% of Total Asset Value	___________

	5.	The Borrower is in compliance (circle yes or no)	yes/no

E.	Investments—Assets Under Development (Section 8.8(j))

	1.	Assets Under Development	$___________

	2.	Total Asset Value	___________

	3.	Line E1 divided by Line E2	___________

	4.	Line E3 shall not exceed 10% of Total Asset Value

	5.	The Borrower is in compliance (circle yes or no)	yes/no

F.	Investments—Mortgage Loans, Mezzanine Loans and Notes Receivable (Section 8.8(k))

	1.	Mortgage Loans, Mezzanine Loans and Notes Receivable	$___________

	2.	Total Asset Value	___________

	3.	Line F1 divided by Line F2	___________

	4.	Line F3 shall not exceed 5% of Total Asset Value

	5.	The Borrower is in compliance (circle yes or no)	yes/no

G.	Investments—Land Assets (Section 8.8(o))

	1.	Land Assets	$___________

	2.	Total Asset Value	___________

	3.	Line G1 divided by Line G2	___________

	4.	Line G3 shall not exceed 15% of Total Asset Value

	5.	The Borrower is in compliance (circle yes or no)	yes/no

H.	Aggregate Investment Limitation to Total Asset Value (Section 8.8)

	1.	Sum of Lines D1, E1, F1 and G1	$___________

	2.	Total Asset Value	___________

	3.	Line H1 divided by Line H2	___________

	4.	Line H3 shall not exceed 25% of Total Asset Value

	5.	The Borrower is in compliance (circle yes or no)	yes/no

EXHIBIT A TO SCHEDULE I

TO COMPLIANCE CERTIFICATE

OF TRADE STREET OPERATING PARTNERSHIP, LP

This Exhibit A is attached to Schedule I to the Compliance Certificate of Trade Street Operating Partnership, LP. dated             , 2013 and delivered to BMO Harris Bank N.A., as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Total Asset Value for the Fiscal Quarter most recently ended computed on an annualized basis:

[Insert Calculation]

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

EXHIBIT B TO SCHEDULE I

TO COMPLIANCE CERTIFICATE

OF TRADE STREET OPERATING PARTNERSHIP, LP

This Exhibit B is attached to Schedule I to the Compliance Certificate of Trade Street Operating Partnership, LP, dated             , 2013 and delivered to BMO Harris Bank N.A., as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Property NOI for all Properties for the Fiscal Quarter most recently ended computed on an annualized basis:

Property	Property Income	Minus	Property Expenses (without Cap. Ex. Reserve or Management Fees)	Minus	Annual Capital Expenditure Reserve	Minus	Greater of 3% of rents or actual management fees	equals	Property NOI

	$	—	$	$	$	$	$	—	$

	$	—	$	$	$	$	$	—	$

	$	—	$	$	$	$	$	—	$

	$	—	$	$	$	$	$	—	$

TOTAL PROPERTY NOI FOR ALL PROPERTIES:	$

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Dated                 ,

Reference is made to the Credit Agreement dated as of January 31, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Trade Street Operating Partnership, LP, the Guarantors from time to time party thereto, the Lenders parties thereto, and BMO Harris Bank N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                                     (the “Assignor”) and                                              (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(b) and (c) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be                     (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[ASSIGNOR LENDER]

By
Name:
Title:

[ASSIGNEE LENDER]

By
Name:
Title:

Accepted and consented this day of TRADE OPERATING PARTNERSHIP, LP

By:	Trade Street OP GP, LLC, its general partner

By:	Trade Street Residential, Inc.

By
Name:
Title:

Accepted and consented to by the Administrative Agent this day of BMO HARRIS BANK N.A., as Administrative Agent

By
Name:
Title:

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

Facility Assigned	Aggregate Commitment/Loans for All Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Revolving Credit	$_________	$_________	___	%

EXHIBIT F

ADDITIONAL GUARANTOR SUPPLEMENT

,

BMO Harris Bank N.A., as Administrative Agent for the Lenders named in the Credit Agreement dated as of January 31, 2013, among Trade Street Operating Partnership, LP, as Borrower, the Guarantors signatories thereto, the Lenders from time to time party thereto, and the Administrative Agent (the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including, without limitation, Section 13 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours, [NAME OF SUBSIDIARY GUARANTOR]

By
Name
Title

EXHIBIT G

COMMITMENT AMOUNT INCREASE REQUEST

                    ,

To:	BMO Harris Bank N.A., as Administrative Agent for the Lenders parties to the Credit Agreement dated as of January 31, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Trade Street Operating Partnership, LP, the Guarantors which are signatories thereto, certain Lenders parties thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Trade Street Operating Partnership, LP (the “Borrower”) hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the aggregate Revolving Credit Commitments (the “Commitment Amount Increase”), in accordance with Section 1.13 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Revolving Credit Commitment of the [Lender] [New Lender] shall be $                .

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Revolving Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

[4. The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in [Section 12.1] of the Credit Agreement.]*

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.13 of the Credit Agreement, but not in any case prior to                     ,                     . It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.13 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours, TRADE STREET OPERATING PARTNERSHIP, LP

By:	Trade Street OP GP, LLC, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

[NEW OR EXISTING LENDER INCREASING COMMITMENTS]

By:
Name:
Title:

The undersigned hereby consents on this day of , to the above-requested Commitment Amount Increase.

BMO HARRIS BANK N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT H

BORROWING BASE CERTIFICATE

To:	BMO Harris Bank N.A., as Administrative Agent under, and the Lenders party to, the Credit Agreement described below.

Pursuant to the terms of the Credit Agreement dated as of January 31, 2013, among us (the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the calculation of the Borrowing Base set forth below and on any Exhibits to this Certificate is true, correct and complete as of the Borrowing Base Determination Date.

A.	Borrowing Base Determination Date: , 20 .

B.	The Borrowing Base and Revolving Credit Availability as of the Borrowing Base Determination Date is calculated as:

1.	Borrowing Base Value as calculated on Exhibit A hereto	$

2.	Debt Service Coverage Amount of all Eligible Properties as calculated on Exhibit B hereto	$

3.	The lesser of Line 1 and Line 2 (the “Borrowing Base”) (Line 3 not to exceed Revolving Credit Commitment)	$

4.	Aggregate Revolving Loans and Swing Loans	$

5.	Line 3 minus Line 4 (the “Revolving Credit Availability”)	$

The foregoing certifications, together with the computations set forth in Schedule I hereto are made and delivered this             day of                                 20             .

TRADE STREET OPERATING PARTNERSHIP, LP

By:	Trade Street OP GP, LLC, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

EXHIBIT A TO BORROWING BASE CERTIFICATE

OF TRADE STREET OPERATING PARTNERSHIP, LP

This Exhibit A is attached to the Borrowing Base Certificate of Trade Street Operating Partnership, LP for the Borrower Base Determination Date of             , 20            and delivered to BMO Harris Bank N.A., as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Borrowing Base Value as of the Borrowing Base Determination Date set forth above:

[Attach Schedule with exclusions for concentration limit]

BORROWING BASE VALUE OF ALL ELIGIBLE PROPERTIES:	$___________

BORROWING BASE REQUIREMENTS:

A. Number of Properties

1. The number of Eligible Properties	___________

2. Line A1 shall not be less than 4 after December 31, 2013

3. The Borrower is in compliance (circle yes or no)	yes/no

B. Borrowing Base Value

1. Borrowing Base Value	$___________

2. Line B1 shall not be less than $75,000,000 after December 31, 2013

3. The Borrower is in compliance (circle yes or no)	yes/no

C. Individual Eligible Property Value

1. The Percentage of Borrowing Base Value of each Eligible Property is set forth on the attached Schedule and the Borrowing Base Value for any Eligible Property is set forth on the attached Schedule.

2. No Eligible Property comprises more than 35% of Borrowing Base Value after December 31, 2013

3. The Borrower is in compliance (circle yes or no)	yes/no

SCHEDULE TO EXHIBIT A

EXHIBIT B TO BORROWING BASE CERTIFICATE

OF TRADE STREET OPERATING PARTNERSHIP, LP

This Exhibit B is attached to the Borrowing Base Certificate of Trade Street Operating Partnership, LP, for the Borrowing Base Determination Date of             , 20            and delivered to BMO Harris Bank N.A., as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Debt Service Coverage Amount of all Eligible Properties as of the Borrowing Base Determination Date set forth above:

Eligible Properties	Debt Service Coverage Amount as Calculated on Annex I to this Exhibit B
$

$

$

$

TOTAL DEBT SERVICE COVERAGE AMOUNT OF ALL ELIGIBLE PROPERTIES:	$

ANNEX I TO EXHIBIT B TO BORROWING BASE CERTIFICATE

OF TRADE STREET OPERATING PARTNERSHIP, LP

[Borrower to Insert Calculation of Debt Service Coverage Amount for each Eligible Property with concentration limit exclusions]